IN THE UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF PENNSYLVANIA

Filed and Attested by
PROTHONOTARY
30 NOV 2015 02:13 pm
D. SAVAGE

JOHN SOLAK, PO Box 603 Bible School Park, New York 13737, individually and on behalf of all others similarly situated, Plaintiff, v. MATTHEW GOLDFARB, 3111 West Allegheny Avenue Philadelphia, PA 19132, ROBERT H. HOTZ, 3111 West Allegheny Avenue Philadelphia, PA 19132, JACK LIEBAU, JR., 3111 West Allegheny Avenue Philadelphia, PA 19132, BRUCE M. LISMAN, 3111 West Allegheny Avenue Philadelphia, PA 19132 JAMES A. MITAROTONDA, 3111 West Allegheny Avenue Philadelphia, PA 19132, ROBERT ROSENBLATT, 3111 West Allegheny Avenue Philadelphia, PA 19132, JANE SCACCETTI, 3111 West Allegheny Avenue Philadelphia, PA 19132, ROBERT L. NARDELLI, 3111 West Allegheny Avenue Philadelphia, PA 19132, SCOTT SIDER, 3111 West Allegheny Avenue	)	**Case No. ________________** **JURY TRIAL REQUESTED**

Case ID: 151103881

Philadelphia, PA 19132, ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) JOHN T. SWEET WOOD, Avenue Philadelphia, PA 19132, 3111 West Allegheny ANDREA M. WEISS, Avenue Philadelphia, PA 19132, 3111 West Allegheny and THE PEP BOYS – MANNY, MOE & JACK, BRIDGESTONE RETAIL OPERATIONS, 3111 West Allegheny Avenue Philadelphia, PA 19132, LLC, BRIDGESTONE AMERICAS, INC., 535 Marriott Dr. Nashville, TN 37214 AND TAJ ACQUISITION CO., 535 Marriott Dr. Nashville, TN 37214 and THE PEP BOYS – MANNY, MOE & JACK, 3111 West Allegheny Avenue Philadelphia, PA 19132, a Pennsylvania corporation, Nominal Defendant. SHAREHOLDER CLASS AND DERIVATIVE ACTION COMPLAINT Plaintiff John Solak (“Plaintiff”), by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows: NATURE OF THE ACTION 1. As a shareholder of The Pep Boys – Manny, Moe & Jack (“Pep Boys” or the “Company”), Plaintiff brings this shareholder class and derivative action on behalf of the public common shareholders of Pep Boys and the Company, seeking equitable relief for the breach of 2 Case ID: 151103881 fiduciary duties by the Pep Boys Board of Directors (the “Board” or the “Individual Defendants”) arising out of their ongoing efforts to sell the Company to Bridgestone Retail Operations, LLC (“Bridgestone Retail”), a subsidiary of Bridgestone Americas, Inc. (“Bridgestone Americas,” together with Bridgestone Retail and TAJ Acquisition Co., “Bridgestone”), pursuant to an unfair price, an unfair process, and through a materially misleading recommendation statement. In addition, Plaintiff brings a claim individually on behalf of himself against Defendants for their violations of Section 14(e) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). 2. Headquartered in Philadelphia, Pennsylvania, Pep Boys is the nation’s leading automotive aftermarket chain. The Company derives its revenues from two business segments: a retail business, which includes sale of automotive parts and accessories and tires, and a service business. 3. On October 26, 2015, Pep Boys and Bridgestone announced that they had entered into an Agreement and Plan of Merger dated October 26, 2015 (the “Merger Agreement”), pursuant to which Bridgestone Retail, through its wholly-owned subsidiary TAJ Acquisition Co. (“TAJ”), will acquire all outstanding shares of Pep Boys common stock (the “Proposed Transaction” or “Merger”) through a tender offer (the “Offer”). Pursuant to the terms of the Merger Agreement, for each share of Pep Boys common stock, shareholders will be entitled to receive $15.00 in cash. The total equity value of the Proposed Transaction is approximately $835 million. TAJ commenced the Offer on November 16, 2015 and, unless extended, is scheduled to expire on January 4, 2016. 4. The Proposed Transaction is the product of a process impermissibly tainted with conflicts of interest. The Proposed Transaction is being driven by the Company’s largest 3 Case ID: 151103881 shareholder, GAMCO Asset Management Inc. and its affiliates (“GAMCO”), along with activist shareholder and Pep Boys director James A. Mitarotonda (“Mitarotonda”), the co-founder, President, and CEO of Barington Capital Group LP. (“Barington Capital,” collectively with its affiliates, “Barington”). GAMCO and its affiliates currently own approximately 19% of Pep Boys’ outstanding common shares and its interests are represented by at least three members: Matthew Goldfarb (“Goldfarb”), F. Jack Liebau (“Liebau”), and Bruce M. Lisman (“Lisman”). GAMCO and Barington, and the directors on the Board representing their interests, have interests that conflict with the Company and its unaffiliated shareholders, including the goal of a liquidity event. 5. In light of the activist shareholders’ influence, the Board failed to protect the interests of unaffiliated stockholders and cannot be considered “well-functioning.” 6. While the Company has struggled recently with weak sales, in April 2015, the Company indicated that it was in a “time of transition” and that its “investments in the high-growth areas . . . increased revenue, but temporarily depressed margins.” Even more recently, in September 2015, the Company indicated that its “biggest opportunity is to grow top-line revenue” and it was still “laying the groundwork to create a sales and service culture . . . to lead the way.” 7. Pep Boys is well-positioned for recovery and future growth. It is clear that, if given the opportunity, the Company would rebound. In fact, the Company’s reported financial results for the quarters ended May 2, 2015 and August 1, 2015, reflect continued year-over-year improvements in sales and earnings and increased gross profit margins and controlling costs. 8. Rather than focus on further bolstering stockholder value, the Board has capped it instead by capitulated to the demands of GAMCO and Barington and agreeing to the inadequate and opportunistic cash takeover by Bridgestone. 4 Case ID: 151103881

9. Defendants acknowledge in Pep Boys’ Schedule 14D-9 Recommendation Statement filed with the United States Securities and Exchange Commission (“SEC”) on November 16, 2015 (the “Recommendation Statement”) that, at the same time that the Board was considering the Proposed Transaction, the Company also received a competing stock-for-stock offer from a strategic buyer referred to as “Party A” that purportedly yielded an implied value of $15.78 per Pep Boys share based on the closing price of Party A’s common stock on October 23, 2015. In accepting the Proposed Transaction with Bridgestone and ending further negotiations with Party A, the Board failed to act in the best interest of Pep Boys and its unaffiliated shareholders and was, instead, unduly influenced by GAMCO and Barington to accept the lower all-cash offer from Bridgestone. 10. The Board agreed to an all-cash transaction with Bridgestone despite the potential for structuring the merger with Party A as a tax-free transaction and Party A’s apparent willingness to negotiate and provide certain deal protections for the benefit of Pep Boys and its shareholders. For example, during negotiations Party A agreed to include, among other things, a collar provision that protected Pep Boys against downward fluctuations of Party A’s stock price, a lower termination fee of $10 million in the event that Pep Boys failed to obtain shareholder approval and a termination fee of 3% of the Company’s equity value in other circumstances, including in order to accept a topping offer, and a reverse termination fee that obligated Party A to pay $20 million to Pep Boys in the event that Party A failed to obtain shareholder approval for the transaction. 11. In order to ensure the consummation of the Proposed Transaction, the Board, in breach of its fiduciary duties, has erected serious structural impediments that prevent the Company from receiving a topping offer. Among other things, the Merger Agreement includes a strict “No Solicitation” provision that prevents the Company from soliciting other potential acquirers or even 5 Case ID: 151103881 in continuing discussions and negotiations with potential acquirers, and that requires Pep Boys to enforce all confidentiality, “standstill,” and similar agreements against all potential competing acquirers. 12. The Recommendation Statement reflects that at least 9 parties (other than Bridgestone) have entered into non-disclosure (“NDA”) and standstill agreements with Pep Boys, including Party A and a strategic buyer referred to as Party B, which had been in discussions with Pep Boys concerning its interest in acquiring the Company’s retail business. These NDA counterparties may be contractually prohibited from making a topping offer for the Company. While the “No Solicitation” provision of the Merger Agreement permits the Company to waive rights under these NDA and standstill agreements “to the extent necessary to enable such counterparty to make a Competing Proposal,” it may do so only “if requested by the applicable counterparty.” This limited exception is insufficient as it would not enable the Company to waive standstill agreements that contractually prohibit counterparties from contacting Pep Boys in order to request such a waiver. By contractually tying their hands to consider topping offers from the most likely bidders, the Board members have breached their fiduciary duties. 13. Defendants have also attempted to inappropriately “lock-up” the sale of the Company through a provision in the Merger Agreement that that requires the Company to pay Bridgestone a termination fee of $35 million, which amounts to approximately 4.2% of the total equity value of the Proposed Transaction, in various circumstances, including in order to enter into a transaction with a competing bidder and in the event that Pep Boys does not obtain shareholder approval for the Proposed Transaction. In contrast, the Merger Agreement does not require Bridgestone to pay any reverse termination fee to the Company in the event that Bridgestone materially breaches the Merger Agreement or fails to obtain regulatory approvals. 6 Case ID: 151103881

14. On November 16, 2015, the Company filed the Recommendation Statement with the SEC recommending that the Company’s shareholders tender their shares in the Offer and accept the Proposed Transaction. The Recommendation Statement fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information, thereby rendering the shareholders unable to make an informed decision as to whether to tender their shares in the Offer. 15. The Individual Defendants have breached their fiduciary duties of loyalty, due care, good faith, and candor by agreeing to the Proposed Transaction for inadequate and unfair consideration, and omitting material information from the Recommendation Statement, and Bridgestone has aided and abetted such breaches. 16. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or to rescind the Proposed Transaction in the event of its consummation unless and until Defendants cure their breaches of fiduciary duty and amend the Recommendation Statement so that it no longer omits material information concerning, among other things, the Proposed Transaction and the Board . JURISDICTION AND VENUE 17. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this County, or is an individual who has sufficient minimum contacts with Pennsylvania so as to render the exercise of jurisdiction by the Pennsylvania courts permissible under traditional notions of fair play and substantial justice. 18. Venue is proper in this Court because one or more of the defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts 7 Case ID: 151103881 detailed herein in violation of fiduciary duties owed to Pep Boys and its shareholders and the aiding and abetting thereof occurred in this County, and defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County. PARTIES 19. Plaintiff is and has been at all relevant times, the owner of shares of Pep Boys’ common stock. Plaintiff is a citizen of California. 20. Pep Boys is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania. It maintains its principal corporate offices at 3111 W. Allegheny Ave., Philadelphia, Pennsylvania. Pep Boys is named as a defendant solely for the purpose of providing full and complete relief. 21. Defendant Goldfarb has been a director of the Company since July 10, 2015 and is a GAMCO designee. Goldfarb is a citizen of Connecticut. 22. Defendant Robert H. Hotz (“Hotz”) has been a director of the Company since 2005, and has been the Chairman of the Board since 2011. Hotz is a citizen of New York. 23. Defendant Liebau has been a director of the Company since July 10, 2015 and is a GAMCO designee. Liebau is a citizen of New York. 24. Defendant Lisman has been a director of the Company since July 10, 2015 and is a GAMCO designee. Weiss is a citizen of Florida. 25. Defendant Mitarotonda has been a director of the Company since 2006. He is the co-founder, President, and CEO of Barington Capital. and the sole shareholder and director of LNA Capital Corp., which is the general partner of Barington Capital. Mitarotonda is a citizen of New York. 8 Case ID: 151103881

26. Defendant Robert L. Nardelli (“Nardelli”) has been a director of the Company since March 2015. Nardelli is a citizen of Gerogia. 27. Defendant Robert Rosenblatt (“Rosenblatt”) has been a director of the Company since 2013. Rosenblatt is a citizen of New York. 28. Defendant Jane Scaccetti (“Scaccetti”) has been a director of the Company since 2002. Scaccetti is a citizen of Pennsylvania. 29. Defendant Scott Sider (“Sider”) has been the Company’s CEO and a director since June 15, 2015. Sider is a citizen of Pennsylvania and/or Florida. 30. Defendant John T. Sweet wood (“Sweet wood”) has been a director of the Company since 2002, and served as the Interim Chief Executive Officer of the Company between September 2014, and June 2015. Sweet wood is a citizen of Georgia. 31. Defendant Andrea M. Weiss (“Weiss”) has been a director of the Company since 2013. Weiss is a citizen of Florida. 32. Defendants Goldfarb, Hotz, Liebau, Lisman, Mitarotonda, Nardelli, Rosenblatt, Scaccetti, Sider, Sweetwood, and Weiss are collectively referred to as “Individual Defendants” and/or the “Board.” 33. Defendant Bridgestone Retail is a Delaware limited liability company and a wholly-owned subsidiary of Bridgestone Americas, Inc. Its principal executive office is located at 333 E. Lake Street, Bloomingdale, Illinois 60108. 34. Bridgestone Americas, Inc. is a Nevada corporation with its principal executive office located at 535 Marriott Drive, Nashville, Tennessee. 35. Defendant TAJ is a Pennsylvania corporation and a wholly-owned subsidiary of Bridgestone Retail created for the purpose of the Proposed Transaction. 9 Case ID: 151103881

SUBSTANTIVE ALLEGATIONS Company Background and Success 36. Pep Boys is the nation’s leading automotive aftermarket chain. Pep Boys has over 7,500 service bays in over 800 locations in 35 states and Puerto Rico. At these locations, Pep Boys offers name-brand tires, automotive maintenance and repair, parts and expert advice, commercial auto parts delivery, and fleet maintenance and repair. 37. Pep Boys had a disappointing 2014 fiscal year ended January 31, 2015, with Michael Odell resigning as the President, CEO, and a director of the Company in September 2014. However, the Company began to rebound in 2015 as a result of certain initiatives taken by the Company in the 2014 fourth quarter. 38. In the Company’s April 13, 2014 press release reporting its financial results for the fourth quarter 2014 and fiscal year ended January 31, 2015, then-interim CEO Sweet wood described as the fourth quarter as “a time of transition for the Company.” Sweet wood further explained that “[o] ur investments in the high-growth areas of our business – commercial, tires, fleet and digital – increased revenue, but temporarily depressed margins.” During the 2014 fourth quarter, the Company saw its sales increase by $6.7 million, or 1.3%, to $502.4 million from $495.7 million for the quarter ended February 1, 2014. 39. The Company reported much improved results for its first quarter 2015 ended May 2, 2015. As Pep Boys announced in its Form 10-Q filed with the SEC on June 10, 2015, Pep Boys saw year-over-year sales increase by $3.4 million, or 0.6%, to $542.3 million from $538.8 million for the 2014 first quarter; and, total revenues increase by 0.6%, or $3.4 million, compared to the 2014 first quarter. Importantly, the Company saw net earnings of $11.9 million after seeing a net loss of $26.7 million in the 2014 fourth quarter. 10 Case ID: 151103881

40. In the Company’s June 8, 2015 press release, then-interim CEO Sweet wood emphasized these positive results, stating: We are pleased to report the third consecutive quarter of positive comparable stores sales[.] . . . Once again, tires, commercial, fleet and digital led the way. More importantly, we improved our operating profit by 24% (excluding the discrete items discussed above) by maintaining our gross profit margins and reducing SG&A expense. . . . During the quarter, we also generated $10.0 million from the sale of a leasehold interest, a portion of which was reinvested into our next Road Ahead market – Baltimore – that is scheduled to be grand re-opened in July. 41. In a June 9, 2015 conference call in connection with the Company’s 2015 first quarter results, Sweet wood further stated that: The fleet business has continued to grow at a double-digit rate, as our expanded sales force developed the business from segments, which we had previously not deeply penetrated. The new business is profitably selling bay occupancies and providing needed services to fleets of all sizes across our entire geography. Tires continue to be a success story for Pep Boys as both unit and dollar sales have been consistently growing. Consumers are responding well to the premium branded higher end products, now part of our assortment and the odds are better that we'll have the tires, they want, when they want them as we're moving more inventory from warehouses to the stores. The digital business is both growing sales and expanding margins. The range of products offered is continuing to grow and consumer input is guiding ongoing improvements to simplify navigation of our site to get DIY instructions, and better product information and to schedule service appointments. And each day more of our capabilities are mobile enabled. On the cost side, the revised labor management process implemented regionally last quarter has generated the planned savings. As it’s rolled out nationally we expect to continue to see payroll costs fall and our in-store discount improvement program initiated in the fourth quarter of last year is now generating a 150 basis point reduction. Inventory continues to shrink. Our new replenishment system is putting the right product in the right stores at the right time and what isn't turning fast enough is being rationalized. We've also been successful with clearance sections in the stores to free up funds that would otherwise be tied up in inventory. For the future, capitalizing on our recent success, we’re creating new tire hubs within major markets, which will meaningfully increase the speed of delivery to stores. We're simplifying store operations by significantly reducing tasks to generate lower payroll costs and provide associates more time to spend with customers. 11 Case ID: 151103881

We’re opening more service and tire centers during the year, continuously refining the model for better returns. And finally, two new Road Ahead markets grand re-open, Denver and Cincinnati, and a reduced investment model will be opening in Baltimore in July. So in summary, sales grew, expenses fell, margins recovered and inventory decreased and we're adding productive new stores. I'd like to personally thank the 18,000 plus associates of Pep Boys for making all of this happen. Thank you very much. 42. The news of Pep Boys’ first quarter 2015 drove its stock price up as much as 19% from its June 8, 2015 closing price of $10.57 per share through June 29, 2015, the day before the Company announced its strategic review process. Indeed, the June 30, 2015 announcement had little, if any, effect on the Company’s stock price. 43. Pep Boys maintained its momentum in the 2015 second quarter ended August 1, 2015, hiring a permanent CEO – Sider. In addition, as Pep Boys announced in its Form 10-Q filed with the SEC on September 10, 2015, Pep Boys saw sales increase by $0.8 million, or 0.1%, to $526.5 million from $525.8 million for the thirteen weeks ended August 2, 2014; comparable sales increase by 0.3% compared to the 2014 second quarter; and, total revenues increase by 0.1%, or $0.8 million, compared to the 2014 second quarter. Pep Boys continued its positive earnings steak, seeing net earnings for the 2015 second quarter of $4.8 million as compared to a net loss of $0.3 million in the 2014 second quarter. 44. In the Company’s September 8, 2015 press release, CEO Sider touted these positive results, stating: We continue to improve our operating profit by increasing gross profit margins and controlling costs[.] . . . And while we are pleased to report the fourth consecutive quarter of positive comparable store sales, I believe our biggest opportunity is to grow top-line revenue. . . . We are laying the groundwork to create a sales and service culture focused on maximizing the value of each transaction and building 12 Case ID: 151103881 customer loyalty. We expect service including tires, commercial and digital sales to lead the way. (Emphasis added.) 45. In a conference call concerning the Company’s second quarter 2015 results held on September 8, 2015, Sider emphasized that the Company expected to continue to perform well, stating: Our most significant opportunity is topline revenue growth. We are laying the foundation to create a sales and services culture, focused on maximizing the value of each transaction and building customer loyalty. We expect service, including commercial, tires, equipment, fleet, partnerships and digital sales to lead the way. 46. As reflected in the Company’s most recent recent financial results, and concurrent press releases and statements showing the Company’s continual rebound, Pep Boys has made significant growth, and is expected to continue to yield returns for the Company and its shareholders well into the future. 47. In light of the Company’s recent strong performance, prior to the announcement of the Proposed Transaction, prior to the announcement of the Proposed Transaction, Pep Boys’ stock price soared since the beginning of 2015, as evidenced by the Yahoo! Finance chart below: 13 Case ID: 151103881

The Proposed Transaction Is the Product of a Process Tainted with Conflicts of Interest 48. The Proposed Transaction is the product of a flawed process tainted with impermissible conflicts of interest. Despite receiving a competitive stock-for-stock proposal from strategic buyer Party A, as well as offers and expressions of interest from a number of other entities, the Board approved the all-cash transaction with Bridgestone on October 26, 2015. 49. In late 2013, before GAMCO filed its Schedule 13D in January 2015 indicating its intent to wage a proxy contest and the addition of GAMCO’s slate of directors on the Board, the Company had commissioned a feasibility study from a financial advisor referred to in the Recommendation Statement as “Financial Advisor A.” On March 5, 2014, Financial Advisor A delivered the feasibility study, which determined that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective. 50. Following discussions with Financial Advisor A concerning the feasibility study, the Board directed Financial Advisor A to contact a potential strategic purchaser of the Company’s retail business, referred to in the Recommendation Statement as “Party B.” 51. Also in early 2014, Party A contacted the Company to request due diligence information as a prelude to submitting a nonbinding indication of interest for the purchase of the Company. In March 2014, Party A provided its preliminary view that, based on public information, it would seek to acquire the Company in a cash-and-stock merger for $15 to $16 per share. 52. Between October 2013 and October 2015, the Company entered into non-disclosure (“NDA”) and/or standstill agreements with at least ten potential buyers, including Bridgestone, Party A, Party B, and a financial buyer referred to in the Recommendation Statement 14 Case ID: 151103881

as “Party F.” Throughout 2014 and 2015, these potential buyers expressed interest in acquiring the Company, or a portion thereof, and submitted proposals and revised proposals to the Company. 53. On January 28, 2015, GAMCO and its affiliates, led by activist shareholder Mario Gabelli, filed an amended Schedule 13D, disclosing its intention to initiate a proxy contest and that it had an increased its ownership stake in the Company to approximately 17.6%. GAMCO had first disclosed its ownership stake in the Company in June 2012. 54. The Company entered into an understanding regarding a settlement with GAMCO with respect to GAMCO’s proxy contest on June 10, 2015. Pursuant to that agreement, Pep Boys recommended GAMCO’s slate of three director nominees – Goldfarb, Liebau, and Lisman – for election to the Board. On July 10, 2015, all three GAMCO nominees were elected to the Board. At this point, the priority of the Board shifted from acting in the best interests of shareholders to seeking a liquidity event to enable GAMCO to divest its large ownership stake in the Company. 55. On October 12, 2015, the Company received “final” proposals from Bridgestone, Party A, and Party F. Bridgestone proposed an all-cash tender offer at a purchase price of $15.00 per share. Party A proposed an all-stock transaction with a fixed exchange ratio, which based on Party A’s closing stock price on October 9, 2015, yielded an implied value per share of $14.74. Party F proposed an all-cash one-step merger transaction at a purchase price of $15.00 per share, subject to certain financing contingents, including its ability to reach agreement with Party B regarding the terms of a sale of the retail assets. 56. On October 14, 2015, at the direction of the Company, Rothschild contacted the financial advisor to Party A and requested, among other things, that Party A improve the exchange ratio and implied value of its offer, consider a fixed value structure subject to a collar that adjusted the number of Party A shares to be received after a certain percentage increase or decline in the 15 Case ID: 151103881 price of Party A stock above or below an agreed upon reference price, and substituting cash for stock to a level sufficient to remove the need for Party A to obtain shareholder approval. 57. On October 16, 2015, the Company discontinued negotiations with Party F when they could not reach an agreement with respect to Party B’s participation in Party F’s acquisition proposal. Thereafter, on October 23, 2015, Party F continued to indicate in its interest in pursuing a transaction with the Company. 58. On October 19, 2015, Party A delivered a revised proposal catering to the Company’s request. Under the revised proposal Party A would issue shares of its stock for each Pep Boys share at a fixed value per share of $14.75 (rather than at a fixed exchange ratio), subject to a collar that would provide for fixed exchange ratios if certain conditions were met. Party A also exchanged its revisions to the draft merger agreement, wherein it proposed a bifurcated termination fee in which the Company would pay a lower fee in the event that Pep Boys did not obtain shareholder approval for the transaction. 59. Party A improved its offer again on October 23, 2015. Among other things, Party A increased the fixed value per Share to $15.00, subject to a collar. Based on the closing price of Party A’s common stock on October 23, 2015, which price was greater than the referenced price at the high end of the collar, the stock consideration issuable under Party A’s proposal purportedly would have yielded an implied value per share of $15.56 without applying the trailing 15 trading day volume weighted average closing price required under the collar. 60. In addition, Party A provided a revised draft of a merger agreement to Pep Boys, reflecting Party A’s proposal of a $10 million termination fee payable to Party A in the event the Company’s shareholders did not approve the transaction, a termination fee payable to Party A in other circumstances equal to 3.5% of the Company's equity value, and a $20 million reverse 16 Case ID: 151103881 termination fee payable to the Company in the event that Party A did not obtain shareholder approval. 61. Also on October 23, 2015, Bridgestone delivered its final offer, which continued to provide Pep Boys with $15.00 per share. 62. On October 24, 2015, Party A further improved its offer and proposed to reduce the reference price at the top end of the collar such that the amount of consideration payable per share would begin to increase pursuant to the agreed upon exchange ratio sooner than would otherwise be the case if such reference price remained the same. Based on the closing price of Party A’s common stock on October 23, 2015, which price was greater than the reference price at the high end of the collar range, the stock consideration issuable under Party A’s proposal would have yielded an implied value per share of $15.78 without applying without applying the trailing 15 trading day volume weighted average closing price required under the collar. 63. On October 24, 2015, unlike Party A, Bridgestone indicated that it was unwilling to further improve its $15.00 per share offer and that it remained Bridgestone’s best and final offer. 64. On the evening of October 25, 2015, despite having received a higher stock-for-stock offer from Party A, unduly influenced by GAMCO and Barington’s desire for a liquidity event, the Board elected to pursue the all-cash transaction with Bridgestone and requested that Rothschild render its opinion regarding the Bridgestone’s offer. After a presentation by Rothschild, the Board unanimously authorized Sider to execute the Merger Agreement. 65. The parties Merger Agreement was executed on October 26, 2015, and a press release announcing its execution was issued the same day. 66. On November 16, 2015, Bridgestone commenced the Offer. 17 Case ID: 151103881

67. Given the Company’s recent turnaround and Party A’s apparent willingness to provide more value for the Company, the Proposed Transaction consideration is inadequate and significantly undervalues the Company. Indeed, consummation of the Proposed Transaction will sever the ownership interests of Plaintiff and other shareholders, ensuring that shareholders will not be able to obtain future benefits of the Company’s future growth. 68. Moreover, the merger consideration fails to adequately compensate Pep Boys shareholders for the significant synergies created by the Proposed Transaction for Bridgestone. The Proposed Transaction is a strategic merger for Bridgestone because Pep Boys will add approximately 800 locations to Bridgestone’s nationwide network of 2,200 tire and automotive service centers. Pep Boys and Bridgestone expect that the Proposed Transaction will cause an immediate nationwide expansion of more than 35% for Bridgestone. The Interests of Pep Boys’ Insiders Conflict With Plaintiff and Other Shareholders 69. The Proposed Transaction is being driven by the conflicting interests of the Individual Defendants, particularly those affiliated with GAMCO and Barington, and Company management who stand to receive lucrative special benefits from the Proposed Transaction. 70. GAMCO, whose interests on the Board are represented on the Board by directors Goldfarb, Liebau, and M. Lisman, and Barington, whose interests are represented by director Mitarontonda, used their influence over the Company and the Board to push for an all-cash transaction – the Proposed Transaction – that would lead to a liquidity event, allowing them to cash out their investments in Pep Boys and reinvest in other areas. Unlike the Company and its unaffiliated shareholders, these private equity firms seek a liquidity event and preferred a cash transaction over a stock-for-stock merger, notwithstanding that a stock-for-stock transaction may be a superior transaction. 18 Case ID: 151103881

71. Urged by GAMCO and Barinton, the Board agreed to the all-cash offer from Bridgestone despite having received a competing stock-for-stock offer from Party A. Notably, Party A’s stock-for-stock offer, which included a collar provision to protect Pep Boys against downward fluctuations of its stock, appear to be more favorable than the Proposed Transaction. For example, in contrast to the Proposed Transaction with Bridgestone, Party A’s proposal: (i) provided a higher per share value and allows shareholders to benefit from the combined company’s future growth and any synergies created by that merger; (ii) may be structured to receive favorable tax treatment; (iii) obligated the Company to pay a significantly lower termination fee of $10 million to Party A in the event that the Company’s shareholder approval was not obtained; (iv) obligated the Company to pay a significantly lower termination fee equal to 3.5% of the Company’s equity value in other circumstances (as opposed to 4.2% under the terms of the Proposed Transaction with Bridgestone), including in order to accept a competing offer, and (v) obligated Party A to pay Pep Boys a reverse termination fee of $20 million in the event that Party A did not obtain shareholder approval. 72. Moreover, in addition to monetizing their beneficial holdings of Pep Boys stock, all officers and directors of the Company stand to receive lucrative payouts upon the consummation of the Proposed Transaction as the result of the acceleration of their unvested stock options, restricted stock units (“RSUs”), and restricted stock units that vest based on the satisfaction of performance goals (“PSUs”). Under the terms of the Merger Agreement, all unvested stock options will become fully vested and exercisable and will be cancelled and converted into a right to receive cash equal to the product of $15 less the exercise price of each option and the number of shares subject to each option. Similarly, all vested and unvested RSUs 19 Case ID: 151103881 and PSUs will vest and will be cancelled and converted into a right to receive cash equal to the product of $15 and the number of units covered by an award. 73. As reflected in the chart below, the Company’s directors and officers expect to receive millions in dollars as a result of the consummation of the Proposed Transaction and the acceleration of their unvested equity awards: Aggregate Consideration Payable in Respect of Company Options, Company RSUs and Company PSUs Aggregate Number of Shares Underlying Company Options, Company RSUs and Company PSUs Name Scott P. Sider 142,477 $1,042,008 F. Jack Liebau, Jr. 6,530 $97,950 James A. Mitarotonda 67,593 $795,110 Robert Rosenblatt 21,437 $321,555 John T. Sweet wood 67,071 $787,280 David R. Stern 189,680 $1,744,158 Thomas J. Carey 136,420 $1,276,355 James F. Flanagan 111,304 $1,087,123 Brian D. Zuckerman 191,000 $1,683,957 All Directors and Executives 1,558,212 $15,116,931 74. Furthermore, as the chart below reflects, the executive officers stand to receive a windfall in “golden parachute” benefits if their employment are terminated without cause following consummation of the Proposed Transaction: Annual Base Salary and Target Bonus Pro Rata Portion of Bonus Value of Benefits Name Total 20 Case ID: 151103881 Scott P. Sider $1,600,000 330,959 $66,350 $1,997,309 Rodney Schriver 17,435 $127,592 John J. Kelly 129,030 $1,233,545 Joseph A. Cirelli161,086 $1,358,062 Christopher J. Adams 136,363 $1,288,016 Andrea M. Weiss 21,437 $321,555 Jane Scaccetti 67,071 $787,280 Robert L. Nardelli 8,978 $134,670 Bruce M. Lisman 6,530 $97,950 Matthew Goldfarb 6,530 $97,950 Robert H. Hotz 70,240 $834,815

David R. Stern	$1,477,840	247,271	$39,258	$1,764,369
Christopher J. Adams	$1,030,225	124,824	$53,346	$1,208,395
Thomas J. Carey	$1,056,006	127,948	$38,438	$1,222,392
Joseph A. Cirelli	$975,623	118,208	$16,260	$1,110,091
James F. Flanagan	$961,350	116,479	$47,954	$1,125,783
John J. Kelly	$1,131,000	137,034	$57,718	$1,325,752
Brian D. Zuckerman	$1,049,307	127,136	$46,814	$1,223,257
Rodney Schriver[1]				$250,000
Total				**$11,227,348**

75. Furthermore, upon consummation of the Proposed Transaction, the Company will terminate and liquidate its Nonqualified Plans for all participants, entitling each executive participant to become fully vested and receive a total of $896,369.

76. Thus, while the Proposed Transaction is not in the best interest of Pep Boys or its stockholders, it will produce lucrative benefits for GAMCO, Barington, and the Company's officers and directors.

The Unduly Restrictive Deal Protection Devices

77. Despite having received competing offers from Party A, and expressions of intersts and proposals from a number of other parties, the Board breached its fiduciary duty by erecting coercive and preclusive structural impediments that are likely to seriously impair the Company's ability to receive competing offers.

78. The 14D-9 indicates that at least 9 potential bidders (excluding Bridgestone) have entered into NDA and standstill agreements with Pep Boys, including Party A. These NDA counterparties may be contractually prohibited from making a topping offer for the Company.

79. Compounding the problem is the fact that the "No Solicitation" provision of the Merger Agreement. Specifically, § 8.3(a) of the Merger Agreement prevents Pep Boys from

[1] Mr. Schriver does not Change of Control Agreement but is entitled to $250,000 under his Non-Competition Agreement if he is terminated without cause.

21

Case ID: 151103881

initiating contact with any potential acquirers, including the NDA and standstill counterparties for the purpose of waiving the existing standstill provisions, and instead requires the Company to terminate any and all prior or on-going discussions and negotiations. While the “No Solicitation” provision permits the Company to waive its rights under these NDA and standstill agreements in order to enable the counterparty to make a competing bid, it may only do so “if requested by the applicable counterparty.” This limited exception would not enable the Company to waive standstill provisions that contractually prohibit counterparties from contacting Pep Boys in order to request such a waiver. 80. In addition, pursuant to § 8.3(b) and (c) of the Merger Agreement, should the Company receive an unsolicited offer, the Company is required to notify Bridgestone of the competing offer within 24 hours. Thereafter, should the Board determine that the unsolicited offer is superior, the Company must first notify Bridgestone of the identity of the competing bidder, the material terms and conditions of the competing bid, and the proposed merger agreement, and then grant Bridgestone at least three (3) business days to amend the terms of the Merger Agreement to make a counter-offer. In other words, the Merger Agreement gives Bridgestone access to any rival bidder’s information and Bridgestone a free right to top any superior offer. Accordingly, no rival bidder is likely to emerge and act as a stalking horse because the Merger Agreement unfairly assures that any “auction” would favor Realogy and allow it to piggy-back upon the due diligence of the foreclosed second bidder. 81. Making matters worse, despite receiving a number of offers and expressions of interest, including the competitive stock-for-stock offer from Company A, the Board agreed to pay Bridgestone an exorbitant termination fee. Section 10.4(b) of the Merger Agreement requires the Company to pay Bridgestone a termination fee of $35 million, amounting to 4.2% of the total 22 Case ID: 151103881 equity value of the Proposed Transaction in various circumstances, including in order for the Company to accept a competing bid, as well as if Company shareholders determine not to approve the Proposed Transaction. Noticeably absent is a reverse termination clause obligating Bridgestone to pay Pep Boys a fee in the event that Bridgestone breaches the Merger Agreement or if regulatory approval is not obtained. This termination fee would require any competing bidder to agree to pay a premium of approximately $0.65 per share simply for the right to provide Pep Boys shareholders a superior offer. 82. The Merger Agreement also provides Bridgestone with a “Top-Up” option which enables Bridgestone to gain the shares necessary to effectuate a short-form merger. Pursuant to § 1.4 of the Merger Agreement, Bridgestone has the option to purchase additional shares from the Company in order to reach the 80% threshold required to effectuate a short-form merger. 83. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with third parties regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. The Materially False and Misleading Recommendation Statement 84. On November 16, 2015, the Company filed its Recommendation Statement with the SEC and disseminated it to the Company’s public stockholders in an attempt to convince stockholders to tender their shares in the Offer. The Recommendation Statement fails to provide the Company’s stockholders with material information and/or provides them with materially 23 Case ID: 151103881 misleading information critical to the total mix of information available to the Company’s stockholders concerning the financial and procedural fairness of the Proposed Transaction. 85. Without such information, Pep Boys’ shareholders will be forced to decide whether to tender their shares in the Offer and whether to exercise their dissenters’ rights under Subchapter D of Chapter 15 of the Pennsylvania Entity Transactions Law without all information necessary to make a fully informed decision Materially Incomplete and Misleading Statements Regarding the Flawed Sales Process 86. Defendants fail to disclose material information relating to the process leading up to the Proposed Transaction. 87. While the Recommendation Statement indicates that the Company has entered into the NDA or standstill agreements with at least 9 potential bidders (excluding Bridgestone), Defendants fail to disclose whether any of those agreements contractually prohibit the counterparty from making an offer to the Company and if so, whether the counterparty contractually prohibited from contact the Company in order to request a waiver of the standstill provision. Related to this, while the Recommendation Statement clearly indicates that the Company entered into a NDA and standstill agreement with Bridgestone, Defendants failed to file a copy of this material agreement with the SEC. 88. The Recommendation Statement provides materially incomplete and misleading information relating to Party A’s stock-for-stock offer, which the Board had rejected in favor of all-cash transaction with Bridgestone. For example, the Recommendation Statement misleadingly states that in electing to pursue the Proposed Transaction over a stock-for-stock transaction with Party A, the Board considered the lack of certainty of the value of the non-cash consideration “due to the potential volatility of stock prices and markets . . .” Yet, the Recommendation Statement also indicated that Party A agreed to revise its original fixed exchange ratio offer into a fixed value 24 Case ID: 151103881 structure, subject to a collar provision, which implies that Pep Boys and its shareholders would be protected from downward fluctuations in Party A’s stock. In assessing the Proposed Transaction is in their best interest, Pep Boys shareholders require information concerning the precise protection against such fluctuation provided by the fixed value structure and collar provision proposed by Party A, as well as information relating to the liquidity of Party A’s stock, such as Party A’s market capitalization, average trading volume, and public float. 89. The Recommendation Statement is also materially incomplete and misleadingly concerning the factors considered by the Board in determining to reject Party A’s offer in favor of the Proposed Transaction. For example, the Recommendation Statement fails to state whether the Board considered the tax consequences of the Proposed Transaction and Party A’s proposal to shareholders, and whether a transaction with Party A could or would be structured as a tax-free transaction. 90. The Recommendation Statement indicates that the feasibility study commissioned by the Company in 2013-2014 reflected that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective, and that Party B, among others, was interested in acquiring this retail business. Yet, the Recommendation Statement fails to provide a fair summary of the status of negotiations with Party B at the time that the Board determined to approve the Proposed Transaction with Bridgestone. 91. The Recommendation Statement fails to provide a fair summary of the dates and discussions, if any, between Pep Boys and Bridgestone, and/or their respective representatives, regarding potential post-merger employment, consulting, and directorship opportunities for Pep Boys’ officers and/or directors, including whether any or all of Pep Boys’ officers have reasonable expectations that they will retain their employment at the combined company. 25 Case ID: 151103881

Materially Incomplete and Misleading Statements Regarding the Management-Prepared Financial Forecasts 92. The Recommendation Statement discloses a materially incomplete and misleading set of the management-prepared financial projections for the Company that had been provided to and considered by both the Board in approving the Proposed Transaction and Rothschild in preparing its fairness opinion. Specifically, the Recommendation Statement indicates that: (i) the feasibility study commissioned by the Company reflected that a sale of the Company’s retail business could be financially viable from both the Company’s and a potential purchaser’s perspective, (ii) Party B, among others, was interested in acquiring this retail business and continued to negotiate with Bridgestone concerning such an acquisition until the time that the Board approved the Proposed Transaction, and (iii) Rothschild performed an “Illustrative Valuation of Sale and Separation of Retail Business,” which reflected that the implied per share equity reference high for Pep Boys as $16.50. Yet, Defendants fail to disclose any “sum of the parts” projections of the Company’s retail and service business segments. The sum-of-the parts projections of the Company’s retail and services businesses, which are material to a Company’s shareholder’s ability to weigh the Proposed Transaction against other potential transactions, including a potential transaction with Party B. Materially Incomplete and Misleading Disclosures Concerning Rothschild’s Financial Analyses and Potential Conflict of Interests 93. The Recommendation Statement discloses certain information regarding Rothschild’s financial analyses used to support its fairness opinion. These disclosures concerning Rothschild’s financial analyses are materially incomplete and misleading in a number of respects. 94. The Registration Statement fails to disclose what adjustments to enterprise value with regard to net debt, minimum operating cash, non-operating assets, and non-operating 26 Case ID: 151103881 liabilities were used to arrive at equity value. This information is material to the Company shareholders. 95. The Recommendation Statement fails to disclose material information relating to the Rothschild’s Selected Public Companies Analysis, including: (a) The objective criteria utilized by Rothschild in its selection of companies for the two sectors used in this analysis, particularly given that a number of the public companies identified by Pep Boys as being its peers in the Recommendation Statement – e.g., Finish Line, Rent-a-Center, Lithia Motors, Midas, Aaron’s, Pier 1, Radioshack, and Williams Sonoma – were not included in this Analysis; (b) In its calculation of the implied per share equity reference range for the Company, the basis for Rothschild’s decision to apply a reference range of EV/EBITDA multiples of 7.0x to 9.0x, when the median and mean of the Core Automotive Aftermarket and all selected public companies were entirely above this reference range, particularly given that the selected range was also utilized in Rothschild’s Illustrative Discounted Cash Flow (“DCF”) Analysis; (c) The benchmarking metrics for each of the selected companies analyzed; (d) Quantification and explanation of the basis for estimating minimum operating cash, non-operating assets, non-operating liabilities; and (e) The multiples observed for each of the selected companies and specification as to whether any company’s multiples were excluded as “not meaningful” or “not publicly available.” 96. The Recommendation Statement fails to disclose material information relating to the Rothschild’s Selected Precedent Transactions Analysis, including: 27 Case ID: 151103881

(a) The objective criteria utilized by Rothschild in its selection of transactions for the three sectors used in this analysis; (b) In its calculation of the implied per share equity reference range for the Company, the basis for Rothschild’s decision to apply a range of EV/LTM EBITDA multiples of 8.5x to 11.5x when the medians for the Automotive Service, Automotive Aftermarket Retail, and all selected transactions were entirely above this reference range, and the median for the Tires transactions was only slightly below the high of this reference range; and (c) The multiples and target enterprise values observed for each of the selected transaction and specification as to whether any transaction’s multiples were excluded as “not meaningful” or “not publicly available,” particularly in light of the wide range of observed minimum and maximum multiples and the omission of the means. 97. The Recommendation Statement fails to disclose material information relating to the Rothschild’s Illustrative DCF Analysis, including (a) the basis for the discount rate range of 8.5% to 10.5%; (b) The implied terminal EBITDA multiples derived from the selected perpetuity growth rate range of 2.5% - 3.5%; (c) The implied terminal perpetuity growth rates derived from the selected terminal forward EBITDA multiples of 7.0x – 9.0x; (d) The terminal EBITDA on which Rothschild’s analysis relied; (e) The definition of unlevered free cash flows, including whether stock-based compensation expense was treated as a cash or non-cash expense 28 Case ID: 151103881

(f) and quantification of the weighted average cost of capital (“WACC”) assumptions. 98. The Recommendation Statement fails to disclose material information relating to the Rothschild’s Illustrative Valuation of Sale and Separation of Retail Business Analysis, including: (a) In estimating the value range of the Company’s automotive service business as $690 to $860 million, the basis for Rothschild’s selection of EV/EBITDA multiple range of 8.0x to 10.0x, which is entirely below the mean and median multiples of EV/FY2016E EBITDA derived for the Core Automotive Aftermarket companies selected in the Selected Public Companies Analysis and the median EV/LTM EBITDA multiple derived for the Automotive Service transactions; (b) The terms provided by management to Rothschild to value the sale and separation of the retail business, specifically including: (i) number of retail locations included in the sale; (ii) square footage to be leased by the buyer from the Company; (iii) rent which would be paid per square foot for such locations; (iv) terms and conditions of a supply agreement; and (c) The basis for management’s estimation of the value of the Company’s retail business, net of costs and taxes, as $175 million, including whether Rothschild made any adjustments to the estimate. 99. The Recommendation Statement fails to disclose material information relating to the Projections provided by Pep Boys’ management and relied upon by Rothschild, including: 29 Case ID: 151103881

(a)The specific projections for the following: (i) revenue; (ii) depreciation and amortization; (iii) taxes or tax rate; (iv) changes in net working capital; (v) stock-based compensation expense; and (vi) any other adjustments to unlevered free cash flow; and (b) With regard to the table included in the analysis, the following information is lacking: (i) reconciliation of GAAP net income to non-GAAP unlevered free cash flow and non-GAAP EBITDA; (ii) stock-based compensation; (iii) depreciation and amortization expenses. T HE INDIVIDUAL DEFE NDA NTS ’ FI DUCI ARY DUTIE S 100. Each of the Individual Defendants owed to Pep Boys and its shareholders the duties of loyalty, good faith, due care and diligence in the management and administration of the affairs of the Company and in the use and preservation of its property and assets, along with the duty of full and candid disclosure of all material facts related there to. Further more, the Individual Defendants owed a duty to Pep Boys to ensure that Pep Boys operated in compliance with all applicable federal and state laws, rules, and regulations, and that Pep Boys did not engage in any unsafe, unsound, or illegal business practices. 101. To discharge these duties, the Individual Defendants were required to exercise reasonable and prudent supervision over the management, policies, practices, controls, and financial and corporate affairs of Pep Boys. By virtue of their obligations to carry out their duties with the utmost loyalty, good faith, due care and diligence, the Individual Defendants were required, among other things, to: (a) manage, conduct, supervise, and direct the employees, businesses and affairs of the Company in accordance with all applicable laws, rules and regulations, and the Company’s charter and by-laws; 30 Case ID: 151103881

(b) neither violate nor knowingly, recklessly or negligently permit any officer, director or employee of the Company to violate applicable laws, rules and regulations and to exercise reasonable control and supervision over such officers and employees; (c) ensure the prudence and soundness of policies and practices undertaken or proposed to be undertaken by the Company; (d) remain informed as to how the Company, in fact, was operating, and upon receiving notice or information of unsafe, imprudent or unsound practices, to make reasonable investigation in connection therewith and to take steps to correct that condition or practice; (e) supervise the preparation, filing and/or dissemination of any SEC filing, press releases, audits, reports or other information disseminated by the Company and to examine and evaluate any reports of examinations or investigations concerning the practices, products or conduct of officers of the Company and to make full and accurate disclosure of all material facts, concerning inter alia, each of the subjects and duties set forth herein; and (f) preserve and enhance the Company’s reputation as a public corporation and to maintain public trust and confidence in the Company as a prudently managed institution fully capable of meeting its duties and obligations. 102. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith and independence owed to Pep Boys and IMS and DC Capital are aiding and abetting the Board’s breaches. 31 Case ID: 151103881

CLASS ACTION ALLEGATIONS 103. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of Pep Boys common stock and their successors in interest, except Defendants and their affiliates (the “Class”). 104. This action is properly maintainable as a class action for the following reasons: (a) the Class is so numerous that joinder of all members is impracticable. According to the Merger Agreement, as of October 21, 2015, 54,023,768 shares of common stock were represented by the Company as outstanding. (b) questions of law and fact are common to the Class, including, inter alia, the following: (i) Have the Defendants breached their fiduciary duties of undivided loyalty, independence, or due care with respect to Plaintiff, the Company, and the other members of the Class in connection with the Proposed Transaction; (ii) Have the Defendants breached any of their other fiduciary duties to plaintiffs, the Company, and the other members of the Class in connection with the Proposed Transaction, including the duties of good faith, diligence, honesty and fair dealing; (iii) Have the Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class; (iv) Have the Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives 32 Case ID: 151103881 including offers from interested parties for the Company or its assets; (v) Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated. (vi) Have Pep Boys, Bridgestone Retail, Bridgestone Americas, and TAJ aided and abetted the Individual Defendants’ breaches of fiduciary duty; and (vii) Is the Class entitled to injunctive relief or damages as a result of defendants’ wrongful conduct. (c) Plaintiffis committed to prosecuting this action, a read equate representatives of the Class, and have retained competent counsel experienced in litigation of this nature. (d) Plaintiff’s claims are typical of those of the other members of the Class. (e) Plaintiff has no interests that are adverse to the Class. (f) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for the party opposing the Class. (g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. 33 Case ID: 151103881

(h) Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy. DERIVATIVE ALLEGATIONS AND DEMAND PURSUANT TO PENNSYLVANIA LAW 105. Plaintiffs also bring this action derivatively in the right and for the benefit of Pep Boys to redress injuries suffered, and to be suffered, by Pep Boys as a direct result of breaches of fiduciary duty by the Individual Defendants. As to the derivative claims, Pep Boys is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have. 106. Pursuant to Pennsylvania law, in a letter dated November 5, 2015, Plaintiff made a demand upon the current Pep Boys’ Board as required, describing (i) the factual basis for the allegations of wrongdoing, (ii) how such wrongdoing is harmful to the Company, and (iii) requesting that the Board take remedial action, including without limitation, ensuring that the Proposed Transaction’s consideration is fair to Pep Boys and its shareholders. 107. In addition, pursuant to Commonwealth law, demand is excused because such a demand would be a futile and useless act that would lead to Pep Boys suffering irreparable injury, particularly for the following reasons: (a) Each of the Individual Defendants knew of and/or directly benefited from the wrongdoing complained of herein; (b) Each member of the Board has been named as a defendant to this lawsuit; (c) In order to bring this suit, all of the directors of Pep Boys would be forced to sue themselves and persons with whom they have extensive business and personal entanglements, which they will not do, thereby excusing demand; 34 Case ID: 151103881

(d) The acts complained of constitute violations of the fiduciary duties owed by Pep Boys’ officers and directors and these acts are incapable of ratification; (e) Any suit by the directors of Pep Boys to remedy these wrongs would likely expose the Individual Defendants and Pep Boys to further civil actions being filed against one or more of the Individual Defendants, thus, they are hopelessly conflicted in making any supposedly independent determination whether to sue themselves; (f) Each member of the Pep Boys Board is, directly or indirectly, the recipient of remuneration paid by the Company, by virtue of their Board membership, the continuation of which is dependent upon their cooperation with the other members of the Board, and their participation and acquiescence in the wrongdoing set forth herein, and is therefore incapable of exercising independent objective judgment in deciding whether to bring this action; (g) Because of their association as directors of the Company, the directors are dominated and controlled so as not to be capable of exercising independent objective judgment; and (h) The Company’s directors’ and officers’ liability insurance coverage prohibits directors from bringing suits against each other. Thus, if the Individual Defendants caused the Company to sue its officers and directors for the liability asserted in this case, they would not be insured for that liability. This they will not do. The Company’s officers’ and directors’ liability insurance was purchased and paid for with corporate funds for the protection of the corporation. This derivative action does not trigger the “insured vs. insured” exclusion, and therefore only this derivative action can obtain a recovery from the Company’s officers’ and directors’ insurance for the benefit of the corporation. 35 Case ID: 151103881

108. The Company's directors and executive officers have material conflicts of interest and are acting to better their own personal interests through the Proposed Transaction at the expense of Pep Boys' public shareholders.

109. As indicated, *supra*, Defendants Goldfarb, Liebau, and Lisman were handpicked by and represent the interests of activist shareholder GAMCO; and as Barington's co-founder, President, and CEO, Defendant Mitarotonda represents the interests of this activist shareholder. Unlike Plaintiff and the Company's unaffiliated shareholders, GAMCO and Barington sought and prioritized a liquidity event for the Company.

110. In addition, all unvested stock options, RSUs, and held by the Company's directors will automatically vest upon consummation of the Proposed Transaction and entitle the directors to cash payouts. As described in the Registration Statement, the directors stand to receive the following consideration based on their holdings:

Name	Number of Shares Underlying Company RSUs	Consideration Payable in Respect of Company RSUs[1]
Robert H. Hotz	46,664	$699,960
Scott P. Sider	16,424	$246,360
Matthew Goldfarb	6,530	$97,950
F. Jack Liebau, Jr.	6,530	$97,950
Bruce M. Lisman	6,530	$97,950
James A. Mitarotonda	44,017	$660,255
Robert L. Nardelli	8,978	$134,670
Robert Rosenblatt	21,437	$321,555
Jane Scaccetti	43,495	$652,425
John T. Sweetwood	43,495	$652,425
Andrea M. Weiss	21,437	$321,555
Total		**$3,983,055**

36

Case ID: 151103881

111. For the reasons detailed herein, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention. CLAIMS FOR RELIEF COUNT I For Breach of Fiduciary Duties Against the Individual Defendants (Brought Derivatively on Behalf of Pep Boys) 112. Plaintiff repeats all previous allegations as if set forth in full herein. 113. The Individual Defendants have violated the fiduciary duties of care, loyalty, good faith, and independence owed to the public shareholders of Pep Boys and have acted to put their personal interests ahead of the interests of Pep Boys’ shareholders. 114. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value inherent in and arising from Pep Boys. 115. The Individual Defendants have violated their fiduciary duties by entering Pep Boys into the Merger Agreement without regard to the effect of the Proposed Transaction on Pep Boys’ shareholders. 116. Specifically, the fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiff and the Class all information material to the decisions confronting Pep Boys shareholders. 117. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Pep Boys, Plaintiff and the other members of the Class. As set forth above, the 37 Case ID: 151103881

Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and omissions of material information. 118. As a result of the Individual Defendants’ unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Pep Boys’ assets and operations. Unless the Proposed Transaction is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Transaction terms and may consummate the Proposed Transaction, all to the irreparable harm of the members of the Class. 119. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict. COUNT II Aiding and Abetting Against Bridgestone Retail, Bridgestone Americas, and TAJ (Brought Derivatively on Behalf of Pep Boys) 120. Plaintiff repeats and realleges all previous allegations as if set forth in full herein. 121. As alleged in more detail above, Defendants Bridgestone Retail, Bridgestone Americas, and TAJ have aided and abetted the Individual Defendants’ breaches of fiduciary duties. 122. As a result, Plaintiff and the Class are being harmed. 123. Plaintiff and the Class have no adequate remedy at law. WHEREFORE, plaintiff prays for judgment and relief as follows: A. Declaring that this action is properly maintainable as a derivative and class action; B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating, or closing the Proposed Transaction; 38 Case ID: 151103881

C. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to plaintiff and the Class; D. Directing the Individual Defendants to exercise their fiduciary duties; E. Directing defendants to account to plaintiff and the Class for their damages sustained because of the wrongs complained of herein; F. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and G. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby requests a trial by jury on all issues so triable. Dated: November 30, 2015 RYAN & MANISKAS, LLP _ RICHARD A. MANISKAS (PA. Bar: 85942) 995 Old Eagle School Rd., Ste. 311 Wayne, PA 19087 (484) 588-5516 (484) 450-2582 Attorneys for Plaintiff 39 Case ID: 151103881